EXHIBIT 4.1

                     FIRST AMENDMENT TO RIGHTS AGREEMENT
                     ===================================


     This Amendment, dated as of July 20, 1995 (the "Amendment"), is between MESA Inc., a Texas corporation (the "Company"), and American Stock Transfer and Trust Company (the "Rights Agent"),

                            W I T N E S S E T H:
                            = = = = = = = = = =

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 6, 1995 (the "Agreement"); and

     WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1.  Amendments to Section 1.

          (a) The definition of "Permitted Offer" is amended to read in its entirety as follows:

          "Permitted Offer" shall mean a tender offer or an exchange offer commenced on or after September 30, 1995 by a bidder for all outstanding shares of Common Stock (i) that remains open for at least 50 Business Days;
(ii) pursuant to which the bidder together with its Affiliates and Associates becomes the beneficial owner of 51% of the outstanding shares of Common Stock immediately upon completion of such offer; (iii) if and to the extent the consideration offered is cash, states that the bidder has obtained written financing commitments from recognized financing sources, and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate such tender offer and pay all related fees and expenses; (iv) if all or part of the consideration offered is securities, offers a security that is to be issued by an entity that has a consolidated net worth at least equal to that of the Company and its consolidated subsidiaries as of June 30, 1995; and (v) states that as promptly as practicable following the completion of such offer, the bidder will propose and seek to consummate a merger of the Company with the bidder (or a subsidiary thereof) in which each share of Common Stock not then owned by the bidder will be converted into the same form and amount of consideration per share as that paid in such offer. In order to satisfy the requirements of clause (i) of this definition, if the nature or amount of the consideration offered in such offer is changed after the offer is commenced, the offer must remain open for at least 50 Business Days from the date of such change; provided that the requirement of this sentence shall not apply (a) if the consideration is increased after the offer is commenced to an amount that equals or exceeds in value the consideration offered in any other tender offer or exchange offer for shares of Common Stock that is open at the time such increase is made and (b) such consideration is not thereafter reduced. In order to satisfy the requirements of clauses (iii),
(iv) and (v) of this definition, the offer must satisfy such requirements at and after the commencement thereof.

     Section 2. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 5. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                    MESA INC.


                                By: /s/ Stephen K. Gardner
                                    -------------------------------
                                    Name:  Stephen K. Gardner
                                    Title: Vice President and Chief
                                           Financial Officer

                                    AMERICAN STOCK TRANSFER
                                      AND TRUST COMPANY


                                By: /s/ Herbert J. Lemmer
                                    -------------------------------
                                    Name:  Herbert J. Lemmer
                                    Title: Vice President